                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                   SCHEDULE TO
           TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                            PATHOGENESIS CORPORATION
                       (Name of Subject Company (Issuer))

                               CHIRON CORPORATION
                           AND PICARD ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF
                               CHIRON CORPORATION
                        (Name of Filing Person (Offerors))

                      COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    70321E104
                      (CUSIP Number of Class of Securities)

                                WILLIAM G. GREEN
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               CHIRON CORPORATION
                               4560 HORTON STREET
                          EMERYVILLE, CALIFORNIA 94608
                                 (510) 655-8750

                                 with copies to:

                             ALISON S. RESSLER, ESQ.
                              MATTHEW G. HURD, ESQ.
                             c/o SULLIVAN & CROMWELL
                             1888 CENTURY PARK EAST
                       LOS ANGELES, CALIFORNIA 90067-1725
                                 (310) 712-6600
                    (Name, address, and telephone numbers of
                    person authorized to receive notices and
                   communications on behalf of filing persons)

                            CALCULATION OF FILING FEE
------------------------------------------------------------------------------
 Transaction valuation                               Amount of filing fee
  Not Applicable                                        Not Applicable

------------------------------------------------------------------------------

[ ] Check the box if any part of the fee is offset as provided by Rule
    0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           Amount Previously Paid: N/A
           Form or Registration No.: N/A
           Filing Party: N/A
           Date Filed: N/A

[x] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

           [x] third-party tender offer subject to Rule 14d-1.
           [ ] issuer tender offer subject to Rule 13e-4.
           [ ] going-private transaction subject to Rule 13e-3.
           [ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

ITEMS 1 - 11.

N/A

ITEM 12. EXHIBITS

1. Slides shown during a presentation to PathoGenesis employees, dated August 15, 2000.